Exhibit 99.2

Priceline.com Updates 2nd Half 2004 Guidance

3rd quarter expected to remain within previous guidance range;

Priceline.com increases 4th quarter 2004 guidance

NORWALK, Conn., September 21, 2004 . . . Priceline.com (Nasdaq: PCLN) today updated its financial guidance for the 3rd quarter 2004, which ends on September 30, 2004, and increased its guidance for the 4th quarter 2004 to reflect its acquisition of Active Hotels, Ltd, which also was announced and consummated today.

For the 3rd quarter, priceline.com said that it expects gross travel bookings to be in the range of $427.5 million to $432.5 million.  Gross travel bookings refer to the total dollar value inclusive of taxes and fees of all travel products purchased by consumers. Pro forma net income per share in the 3rd quarter is expected to be between $0.26 and $0.28 per share.  When it announced its 2nd quarter financial results on August 2, 2004, priceline.com gave pro forma net income per share guidance for the 3rd quarter of between $0.25 and $0.30 per share.  Pro forma net income excludes the effects of non-cash amortization of acquisition expense (primarily associated with priceline.com’s acquisition of Active Hotels, Ltd., which was announced in a separate press release today, and a majority of the equity of Travelweb LLC) and further excludes the effects of stock-based compensation expense, option payroll tax expense and, when applicable, the payment of non-cash preferred stock dividends.

“We are generally pleased with the 3rd quarter, despite the impact of the recent spate of hurricanes on travel bookings and cancellations in the southeast,” said priceline.com’s President and Chief Executive Officer Jeffery H. Boyd.  “Through continued expense control and better-than-expected performance from Travelweb, we expect 3rd quarter results to remain within our guidance parameters.”

Priceline.com raised its guidance for the 4th quarter 2004 to reflect the acquisition by priceline.com of the European online travel company Active Hotels Ltd, which was announced and consummated today.  Priceline.com said it now expects 4th quarter gross travel bookings to be in the range of $420 million to $430 million.  The mid-point of that range would represent growth of 66% over the same period a year ago.  Approximately $40 million to $50 million in 4th quarter gross travel bookings are expected to come from Active Hotels, and the mid-point of that range would represent a year-over-year improvement of approximately 60%.  Priceline.com also said it expects pro forma net income per share for the 4th quarter to be in the range of $0.14 to $0.18 per share.  Previously, priceline.com gave a 4th quarter range for pro forma net income of between $0.13 and $0.17 per share.

Priceline.com said it will give more details on the 3rd and 4th quarters when it reports 3rd quarter 2004 financial results.  Priceline.com at this time is unable to forecast the combined company’s GAAP-basis net income without unreasonable effort and is still evaluating how the acquisition will affect the company’s non-cash amortization expense of intangibles acquired in the acquisition of Active Hotels.  This calculation is expected to be completed by the time of the announcement of priceline.com’s third quarter financial results at which time priceline.com will provide GAAP-basis net income guidance.

About priceline.com

Priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com operates the retail travel Web sites Activehotels.com, Travelweb.com, Lowestfare.com, Rentalcars.com and Breezenet.com.  Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

###

Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of, among other things, terrorist attacks; adverse changes in the Company’s relationships with airlines and other product and service providers including, without limitation, the withdrawal of suppliers from the priceline.com system; the bankruptcy or insolvency of another major domestic airline; the effects of increased competition; systems-related failures and/or security breaches; the Company’s ability to protect its intellectual property rights; losses by the Company and its licensees; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma net income excludes the effects of non-cash amortization of acquisition expense (primarily associated with the acquisition of Active Hotels Limited, which was announced in a separate press release today, and Travelweb LLC), stock based compensation, option payroll taxes and, when applicable, the payment of non-cash preferred stock dividends.  Pro forma net income is a “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma net income that exclude non-cash amortization of acquisition expense is useful for investors to evaluate priceline.com’s future on-going performance because it enables a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Stock based compensation and preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.  Option payroll tax often shows volatility unrelated to operating results since the expense is driven primarily by option exercise activity and the market price of priceline.com’s common stock.  The presentation of this financial guidance should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.